Exhibit 3.01

AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
STATE AUTO FINANCIAL CORPORATION

Article First:

The name of the Corporation is State Auto Financial Corporation.

Article Second:

The location of the principal office in Ohio is the City of Columbus, Franklin County.

Article Third:

The number of shares which the Corporation is authorized to have outstanding is One Thousand (1,000) shares of common stock, without par value.

Article Fourth:

[Intentionally Left Blank]

Article Fifth:

The Corporation, through its Board of Directors, shall have the right and power to repurchase any of its outstanding shares at such price and upon such terms as may be agreed upon between the Corporation and the selling shareholder or shareholders.

Article Sixth:

The Board of Directors is hereby authorized to fix and determine whether any, and, if any, what part of the surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and without action by the shareholders, to use and supply surplus, or any part thereof, or such of the stated capital of the Corporation as is permitted under the provisions of Section 1701.35 of the Ohio Revised Code, or any statute of like tenure or effect which is hereafter enacted, at any time or from time to time, in the purchase or acquisition of shares of any class, voting-trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness of the Corporation, or other securities of the Corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.

Article Seventh:

A director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent, or otherwise.  No transaction or contract or act of the Corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any firm of which any director or officer is a member, any corporation of which any director or officer is a shareholder, director or officer, or any trust of which any director or officer is a trustee or beneficiary, is in any way interested in such transaction or contract or act of the Corporation or in any gains or profits directly or indirectly realized; provided that the fact that such director or officer of such firm or such corporation or such trust is so interested shall have been disclosed or shall have been known to the Board of Directors at which action upon such contract or transaction or act shall have been taken.  Any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or take action in respect to any such contract or transaction or act, and may vote thereat to authorize, ratify, or approve any such contract or transaction or act, and any director or officer of the Corporation may take any action within the scope of his authority, respecting such contract or transaction or act, with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, director or officer, or any trust of which he is a trustee or beneficiary, were not interested in such transaction or contract or act.  Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether a director or officer of the Corporation has acted in good faith is material, then notwithstanding any statute or rule of law or of equity to the contrary (if any there be), his good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.

Article Eighth:

Every director or officer of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may become involved, by reason of his being or having been a director or officer of the Corporation, or any settlement thereof, whether or not he is a director or officer at the time such expenses are incurred, except in such cases wherein the director or officer is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  The foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director or officer may be entitled.